UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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FIRST MID-ILLINOIS BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)
_____________________________________________________________
(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

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March 16, 2018
Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid-Illinois Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. to be held at 4:00 p.m. on April 25, 2018, in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, on or about March 16, 2018, you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access this Proxy Statement via an Internet website, the Company's 2017 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year.  Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead.  Directors and officers of the Company, as well as a representative of BKD, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

The 2018 annual meeting of stockholders is being held for the following purposes:

1.	To elect Holly A. Bailey and Joseph R. Dively as directors of the Company (Proposal 1);
2.	To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal 2);
3.	To approve the First Mid-Illinois Bancshares, Inc. Employee Stock Purchase Plan (Proposal 3); and
4.	Such other matters as may properly come before the meeting or any adjournments thereof.

I encourage you to attend the meeting in person.  Whether or not you plan to attend the meeting, please act promptly to vote your shares.  You may vote your shares over the Internet or, if you receive or request to receive written proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided.  You may also vote your shares by telephone or by following the instructions set forth on the proxy card or Notice.  Please review the instructions for each of your voting options described in the Notice you received in the mail and in this Proxy Statement. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.  Submitting a proxy will ensure that your shares are represented at the meeting.  If you have any questions concerning these matters, please contact me at (217) 258-9520 or Aaron Holt, Manager of Shareholder Services, at (217) 258-0463.  We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,
FIRST MID-ILLINOIS BANCSHARES, INC.

Joseph R. Dively
Chairman, President and Chief Executive Officer
____________________________________________________________________________________________________
1421 Charleston Avenue  ·  P.O. Box 499  ·   Mattoon, IL 61938  ·  Phone: (217) 258-0493

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held April 25, 2018

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue, P.O. Box 499
Mattoon, Illinois 61938
(217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid-Illinois Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, April 25, 2018 at 4:00 p.m. local time.  The Board of Directors would like to have all stockholders represented at the meeting. This proxy statement and the enclosed form of proxy are being made available to the stockholders beginning on or about March 16, 2018.

Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of central Illinois.  The Company owns all of the outstanding capital stock of First Mid-Illinois Bank & Trust, N.A., a national banking association ("First Mid Bank"); Mid-Illinois Data Services, Inc., a data processing company ("Data Services"); and The Checkley Agency, Inc. doing business as First Mid Insurance Group, an insurance agency ("Insurance Group").

Only holders of record of the Company's common stock ("Common Stock") at the close of business on March 1, 2018 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting.  On the Record Date, the Company had 12,673,998 shares of Common Stock issued and outstanding.  In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted.  Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof.  You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy or by attending the annual meeting and voting in person.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.  Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting.  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum.  Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present.  The inspector of election will treat proxies received but marked as abstentions or broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.  "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company.  Proxies are being solicited principally via the Internet and by mail.  In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter.  The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 1, 2018, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. Please refer to the footnotes of the following table for details.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding (18)
Principal Stockholders:
Elizabeth L. Celio c/o SKL Investment Group, LLC 121 South 17th Street Mattoon, IL 61938	Common	805,411	(3)	6.4%

Benjamin I. Lumpkin c/o SKL Investment Group, LLC 121 South 17th Street Mattoon, IL 61938	Common	699,231		5.5%

Director Nominees, Directors and Named Executive Officers:
Holly A. Bailey	Common	135,744	(4)	1.1%

Robert S. Cook	Common	23,386	(5)	*%

Joseph R. Dively	Common	85,036	(6)	*%

Steven L. Grissom 121 South 17th Street Mattoon, Illinois 61938	Common	620,090	(7)	4.9%

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding (18)
Director Nominees, Directors and Named Executive Officers (continued):
Gary W. Melvin 1134 CR 1650 E Sullivan, IL 61951	Common	696,373	(8)	5.5%

William S. Rowland	Common	69,674	(9)	*%

Ray Anthony Sparks	Common	369,579	(10)	2.9%

Mary J. Westerhold	Common	159,866	(11)	1.3%

James E. Zimmer	Common	8,952	(12)	*%

Matthew K. Smith	Common	1,708	(13)	*%

Michael L. Taylor	Common	19,940	(14)	*%

Eric S. McRae	Common	26,956	(15)	*%

Bradley L. Beesley	Common	10,188	(16)	*%

All director nominees, directors, named executive officers and other executive officers as a group (18 persons)	Common	2,251,913	(17)	17.8%	(18)

*    Less than 1%

(1)	Addresses are provided for those beneficial owners owning more than 5% of the Company’s Common Stock.

(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.  The information contained in this column is based upon information furnished to the Company by the persons named above.

(3)
Includes 689,476 shares held by Ms. Elizabeth Celio individually; and 115,935 shares held by The Lumpkin Family Foundation, under which Ms. Celio has shared voting and investment power, and of which beneficial ownership is disclaimed.

(4)	Consists of 134,053 shares held by Ms. Bailey individually; and 1,691 shares held for the account of Ms. Bailey under the Company’s Deferred Compensation Plan.

(5)
Includes 14,122 shares held by Mr. Cook jointly with his spouse; 1,386 shares held for Mr. Cook under a 401(K) plan; and 1,980 shares held as custodian for Mr. Cook's children, 244 shares held for Mr. Cook's wife under an Individual Retirement Account and 5,654 shares held by TAR CO Investment LLC for which Mr. Cook has shared voting and investment power.

(6)	Includes 51,080 shares held by Mr. Dively individually; and 33,956 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan.

(7)
Includes 42,083 shares held by Mr. Grissom individually; 27,714 shares held jointly with his spouse; and 2,626 shares held for the account of Mr. Grissom under the Company's Deferred Compensation Plan. The above amount also includes 382,397 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin; 604 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of Richard Anthony Lumpkin; 600 shares held by the Elizabeth L. Celio 2000 Gift Trust dated December 20, 2000 for the benefit of Emma G. Celio, 600 shares for the benefit of Claudia M. Celio and 600 shares for the benefit of Gabriela C. Celio; 24,873 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of the children of Mary Lee Sparks; 605 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of the children of Mary Lee Sparks; 300 shares held by the Mary Lee Sparks 1978 Trust for the benefit of John L. Sparks; 5,874 shares held by the John W. Sparks 2001 Irrevocable Trust dated July 5, 2001; 130,610 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Lumpkin Keon and 604 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of Margaret Lumpkin Keon. Mr. Grissom has sole voting and investment power over these trusts. Mr. Grissom disclaims beneficial ownership of these 547,667 shares held by the foregoing trusts.

(8)
Includes 603,706 shares held by Mr. Melvin individually; 46,253 shares held jointly by Mr. Melvin and his spouse; and 46,414 shares held for the account of Mr. Melvin under the Company’s Deferred Compensation Plan.

(9)
Includes 30,486 shares held by Mr. Rowland individually; 17,921 shares held jointly by Mr. Rowland and his spouse; 19,708 shares held for the account of Mr. Rowland under an Individual Retirement Account; and 1,559 shares held for the account of Mr. Rowland under the Company’s Deferred Compensation Plan.

(10)
Includes 282,858 shares held by Mr. Sparks individually; 40,828 shares held by Sparks Investment Group, LP; 18,880 shares held by the Sparks Foundation over which Mr. Sparks shares voting and investment power; 1,822 shares held by Mr. Sparks’ child, over which Mr. Sparks has shared voting and investment power; and 25,191 shares held for the account of Mr. Sparks under the Company’s Deferred Compensation Plan.

(11)
Includes 40,421 shares held by Ms. Westerhold individually; 1,960 shares held for the account of Ms. Westerhold under an Individual Retirement Account; 1,051 shares held for the account of Ms. Westerhold under the Company’s Deferred Compensation Plan; 20,236 shares held by DMW Investments, LLC and 44,224 shares held by Technology Group, LLC over which Ms. Westerhold shares voting and investment power; and 49 shares held for the account of the spouse of Ms. Westerhold under an Individual Retirement Account, 35,471 shares held by the Jeffrey A. Westerhold Revocable Trust, 8,227 shares held by the Andrew J. Westerhold Revocable Trust; and 8,227 shares held by the Madeline C. Westerhold Trust over which Ms. Westerhold shares voting and investment power.

(12)
Includes 1,732 shares held by Mr. Zimmer individually; 3,050 shares held for the account of Mr. Zimmer under an Individual Retirement Account; and 4,170 shares held for the account of Mr. Zimmer under the Company's Deferred Compensation Plan.

(13)	Includes 1,463 shares held by Mr. Smith individually; and 245 shares held for the account of Mr. Smith under the Company’s Deferred Compensation Plan.

(14)	Includes 11,342 shares held by Mr. Taylor individually; 6,098 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and options to purchase 2,500 shares of Common Stock.

(15)
Includes 15,084 shares held by Mr. McRae individually; 2,346 shares for the account of Mr. McRae under an Individual Retirement Account; 3,477 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; 3,549 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan; and options to purchase 2,500 shares of Common Stock.

(16)
Includes 2,984 shares held by Mr. Beesley individually; 2,166 shares held for the account of Mr. Beesley under the Company’s 401(k) Plan; 4,038 shares held for the account of Mr. Beesley under the Company's Deferred Compensation Plan and options to purchase 1,000 shares of Common Stock.

(17)	Includes shares for five executive officers not included in the above table and an aggregate of 2,500 shares obtainable upon the exercise of options.

(18)	Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options which are exercisable within 60 days by each individual.

As of February 1, 2018, First Mid Bank acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 179,855 shares, or 1.42%, of the outstanding Common Stock of the Company, over which First Mid Bank has sole voting and investment power with respect to 175,230 shares, or 1.38%, of the outstanding Common Stock and shared voting and investment power with respect to 4,625 shares, or 0.04%, of the outstanding Common Stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years.  For this year's annual stockholders meeting, upon the recommendation of the Board of Director's independent directors, the Board of Directors has nominated for re-election as Class II directors, for a term expiring in 2021, Holly A. Bailey and Joseph R. Dively. Because William S. Rowland is retiring from the Board of Directors at the annual meeting, he was not nominated as a Class II director. The Board of Directors has adopted a mandatory retirement age for all directors of 70, provided directors are permitted to serve for the full term in which they reach age 70. Mr. Rowland reached age 70 during his term expiring at the annual meeting. Ms. Bailey and Mr. Dively have served as directors of the Company since 2012 and 2004, respectively. The two individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class II directors for a three-year term.  Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals.  The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.  Following Mr. Rowland's retirement, the number of directors will be eight, comprised of three Class I directors, two Class II directors and three Class III directors.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company.  Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 16, 2018	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTOR NOMINEES
Holly A. Bailey	47	President of Howell Asphalt Company (since 2008) and Howell Paving, Inc. (since 2013), a road construction company; Executive Vice President of Howell Paving, Inc. (2008-2013); and Vice President of Howell Asphalt Company and Howell Paving (1997- 2008); Director of the Company, First Mid Bank, Data Services and Insurance Group (since 2012).	2012	2018
Joseph R. Dively	58
Chairman, President and Chief Executive Officer of the Company (since January 2014); Senior Executive Vice President of the Company (May 2011-December 2013); President of First Mid Bank (since May 2011); Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company (2003-2011), and President of Illinois Telephone Operations, a local telecommunications provider (until 2008); Director of the Company and First Mid Bank (since 2004); Director of First Clover Leaf Bank (from September 2016-March 2017); Director of Data Services (since 2009); Director of Insurance Group (since 2009).

			2004	2018
The Board of Directors recommends a vote "FOR" the election of Directors Bailey and Dively for a term of three years.

Name	Age at March 16, 2018	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTORS CONTINUING IN OFFICE
Robert S. Cook	35	Managing Partner of TAR CO Investments LLC, a private investment company (since 2014); Vice President of FIG Partners LLC, an investment banking firm (from 2009-2014); Director of the Company, First Mid Bank, Data Services and Insurance Group (since 2014).	2014	2019
Ray Anthony Sparks	61	Senior Advisor of Mattoon Area Family YMCA (since May 2015); Chief Executive Officer of Mattoon Area Family YMCA (2009-April 2015); private investor, Sparks Investment Group, LP (since 1997); former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997); Director of First Mid Bank (since 1997) and of the Company (since 1994); Director of First Clover Leaf Bank (since September 2016); Director of Data Services (since 1996); Director of Insurance Group (since 2002).	1994	2019
James E. Zimmer	54	Owner, Zimmer Real Estate Properties, a student housing provider (since 2010); Co-Founder, Bio-Enzyme, an agriculture business focused on innovative solutions for farmers (since 2010); Chief Executive Officer of Channel Bio, a corn/soybean seed company owned by Monsanto Corporation (2008-2010); Director of the Company, First Mid Bank, Data Services and Insurance Group (since 2014).	2014	2019
Steven L. Grissom	65	Chief Executive Officer of SKL Investment Group, LLC (since December 2015); Administrative Officer of SKL Investment Group, LLC, a private investment company (1997-November 2015); Treasurer and Secretary of Consolidated Communications Holdings, Inc., and its predecessors, a telecommunications holding company (2003-2006); Director of First Mid Bank and the Company (since 2000); Director of First Clover Leaf Bank (from September 2016-March 2017); Director of Data Services (since 2009); Director of Insurance Group (since 2009).	2000	2020
Gary W. Melvin	69	Consultant and director of Rural King Farm & Home Supplies stores, a retail farm and home supply store chain (since 2013); President and Co-Owner, Rural King Farm & Home Supplies stores (1979-2013); Director of First Mid Bank (since 1984); Director of the Company (since 1990); Director of Data Services (since 1987); Director of Insurance Group (since 2009).	1990	2020
Mary J. Westerhold	52	Vice President and Chief Financial Officer (since 1997) and Controller (from 1992-1997), Madison Telephone Company, Madison Communications Company and Madison Network Systems; Director of the Company, First Mid Bank, Data Services and Insurance Group (since September 2016); Director of First Clover Leaf Bank (from September 2016-March 2017).	2016	2020

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors has determined that, except for Mr. Dively , each of the members of the Board of Directors, is "independent" in accordance with the independence standards of the NASDAQ Stock Market LLC ("NASDAQ"). The Board of Directors has established an audit committee and a compensation committee. The Board of Directors has concluded all current members of the audit committee and compensation committee, and all members of both committees during 2017, satisfy the independence, experience and other membership requirements of NASDAQ, as required by the audit committee charter and the compensation committee charter. The Board of Directors has also created other company-wide management committees composed of officers of the Company and its subsidiaries.
A total of 16 regularly scheduled and special meetings were held by the Board of Directors during 2017.  During 2017, all directors attended at least 75 percent of the meetings of the Board of Directors and the committees on which they served. The Company expects directors to attend the annual meeting, absent special circumstances.  All of the then current directors attended the Company’s 2017 Annual Meeting of Stockholders.

BOARD OF DIRECTOR QUALIFICATIONS

The Board of Directors seeks to be composed of a diverse group of persons with a variety of experience, qualifications, attributes and skills that enable it to meet the governance needs of the Company. The Board of Directors consists of a group of individuals who have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates. A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders. Following is a description of each director’s specific experience and qualifications that led the Board of Directors to conclude that the person should serve as a director for the Company.

Holly A. Bailey has served as a director of the Company since 2012. Ms. Bailey has a bachelor’s degree in Economics from DePauw University and an MBA degree from Texas Christian University.  She is the President of Howell Asphalt Company, Wabash Asphalt Company, Inc., General Contractors and Prosser Company, which are subsidiaries of Howell Paving, Inc., of which she is also President (since 2013). She served as Executive Vice President of Howell Paving, from 2008-2013 and Vice President of Howell Asphalt Company and Howell Paving from 1997 until 2008. Her leadership experience and the business knowledge gained in her work with these companies and her experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Robert S. Cook has served as a director of the Company since August 2014. Mr. Cook has a bachelor's degree in Finance from the University of Missouri. He is currently the managing partner of TAR CO Investments LLC, which primarily invests in community banks. From 2009 to 2014, Mr. Cook was Vice President of FIG Partners, LLC, an investment banking firm, where he led corporate development efforts with community banks and thrifts for the company's Midwest practice. He also serves on the board of directors of another bank. His experience analyzing financial statements and making assessments of community banks in the Midwest assists the Board of Directors in various aspects of oversight and decision making.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions in diverse business units which included financial statement responsibilities since 1991.  He served as Senior Executive Vice President of the Company and President of First Mid Bank from May 2011 to December 2013. On January 1, 2014, Mr. Dively became the Chairman of the Board of Directors and CEO of the Company. He also retained his position as President of First Mid Bank. Mr. Dively provides a wealth of institutional knowledge of the Company. Prior to his employment with the Company, Mr. Dively was Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunications holding company headquartered in Mattoon, Illinois. Mr. Dively has also served on the boards of directors of several other organizations where his duties included working with investors, executive teams and other board members. Mr. Dively’s current and previous experiences also assist the Board of Directors in dealing with issues related to the Company’s local communities and the Board of Directors also benefits from his perspective serving as a former executive officer of a publicly traded company.

Steven L. Grissom has served as a director of the Company since 2000 and has been determined by the Board of Directors to be an audit committee financial expert. Mr. Grissom has a bachelor’s degree in Business with an Accounting major from Eastern Illinois University, and has passed the Certified Public Accountant (“CPA”) and Personal Financial Specialist (“PFS”) exams. He was employed by a regional CPA firm from 1974 to 1981 where his experience included review of internal control procedures and analysis of major financial transactions including evaluation of appropriate accounting treatment under generally accepted accounting principles. From 1981 to 2005, Mr. Grissom held various positions at Illinois Consolidated Telephone Company which included tax and treasury responsibilities. Mr. Grissom is currently the Chief Executive Officer of SKL Investment Group, LLC, a private investment company where his responsibilities include tax and accounting functions and evaluation of financial statements for various investment opportunities. These skills serve the Board of Directors in its assessment of complex financial and investment matters.

Gary W. Melvin has served as a director of the Company since 1990. Mr. Melvin has a bachelor’s degree in Economics from Western Illinois University and for thirty-five years (1979-2013) served as president, CEO and majority owner of Rural King Farm & Home Supplies, Inc., a retail farm and home supply store chain where he was actively involved with management in all aspects of the business. He currently serves as consultant and director, as well as a major stockholder, of Rural King Farm & Home Supplies, Inc. Mr. Melvin’s ownership and leadership role in an important local and regional retailer provides the Board of Directors with a knowledgeable and skilled local business outlook.

William S. Rowland has served as a director of the Company since 1991. Mr. Rowland has a bachelor’s degree in Accounting from St. Ambrose University. He served as Chairman of the Board of Directors and Chief Executive Officer of the Company until his retirement on December 31, 2013 (1999-2013). Previously, he was Treasurer and Chief Financial Officer of the Company (1989-1999). Prior to employment with the Company, Mr. Rowland was a CPA with the accounting firm KPMG, LLP. Mr. Rowland is and has been a member of several community boards, as well as the Illinois Bankers Association. Mr. Rowland brings to the Board of Directors his substantial institutional knowledge regarding the Company, including its operations and strategies. Mr. Rowland is retiring from the Board of Directors at the annual meeting.

Ray Anthony Sparks has served as a director of the Company since 1994.  Mr. Sparks has a bachelor’s degree in Business Administration with an accounting major from Millikin University and an MBA degree from Eastern Illinois University. He is the Senior Advisor (since May 2015) and former Chief Executive Officer (2009-April 2015) of the Mattoon Area Family YMCA and a private investor (since 1997). He was President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies until 1997. He has also served as a director and officer for various not-for-profit organizations in the community. Mr. Sparks has been a user of financial statements in these positions and has experience dealing with CPAs, investment bankers and attorneys. These experiences and his strong financial background assist the Board of Directors in all areas of its oversight.

Mary J. Westerhold has served as a director of the Company since September 2016, following the Company's acquisition of First Clover Leaf Financial Corp. She was as director of First Clover Leaf Financial Corp. from 2011-September 2016. Ms. Westerhold has a bachelor's degree in Business Administration with a minor in Finance from Stephens College and an MBA degree from St. Louis University. She is the Vice President and Chief Financial Officer (since 1997) and Controller (from 1992 to 1997) of Madison Communications, Inc. and its affiliate telecommunications companies, Madison Telephone Company and Madison Network Systems, Inc. She also served as a Commercial Loan Officer for Mark Twain Bancshares (1989-1991). Ms. Westerhold’s experience in managing the operations of the various companies provides the Board with valuable general business experience. In addition, her financial and accounting experience provides the Board with valuable insight in accounting and strategic transactions involving the Company. Additionally, having served as a director of First Clover Leaf Financial Corp., Ms. Westerhold brings in-depth knowledge of the Company's newly acquired operations and the market in which it operates.

James E. Zimmer has served as a director of the Company since August 2014. Mr. Zimmer has an MBA degree from Washington University. From 1992-2010, he held a variety of sales, marketing and executive positions throughout the agricultural industry with Monsanto Corporation. Mr. Zimmer is currently the owner and operator of Zimmer Real Estate Properties, a premier student housing provider and the co-founder of Bio-Enzyme, an agriculture business focused on innovative solutions for farmers (since 2010). His experience and knowledge gained from these agriculture-related businesses will assist the Board of Directors in the communities it serves and various areas of its oversight.

BOARD OF DIRECTORS LEADERSHIP

Mr. Dively has served as President and Chief Executive Officer and Chairman of the Board of Directors of the Company since January 1, 2014. The Board of Directors believes that having the Chief Executive Officer and Chairman positions held by the same individual allows that individual to have multiple perspectives about the Company and its operations while optimizing the ability of the Board of Directors to communicate with Company management. Also, because the members of the Board of Directors other than Mr. Dively are independent, the knowledge of the Company that Mr. Dively brings to the Board of Directors helps to enhance the Board of Directors' leadership of the Company. The Board of Directors has no fixed policy with respect to combining or separating the roles of the Chief Executive Officer and the Chairman of the Board of Directors and will continue to review the Board of Directors' leadership structure from time to time in order to ensure that the leadership is optimal for the Company at that time.

At any time that the Chief Executive Officer and Chairman of the Board positions are held by the same individual, the Board of Directors may, in its discretion, appoint a lead independent director. At its meeting on January 28, 2014, the Board of Directors appointed Mr. Sparks as its lead independent director. Prior to Mr. Sparks’ appointment, the Board of Directors did not have a lead independent director. The responsibilities of the lead independent director include the following: acting as a liaison between the Chairman and the independent members of the Board of Directors; advising the Chairman on the quality, quantity and timeliness of the flow of information from management; serving as a resource to the members of the Board of Directors on corporate governance practices and policies; and coordinating and moderating executive sessions of the independent members of the Board of Directors.

BOARD OF DIRECTORS ROLE IN RISK OVERSIGHT

The Board of Directors oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board of Directors' audit committee monitors risks related to (1) the effectiveness of the Company’s disclosure controls and internal controls over financial reporting, (2) the integrity of its Consolidated Financial Statements, (3) compliance with laws and regulations, (4) risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, (5) internal and independent auditors and (6) tax, investment, credit and liquidity matters. In addition, the audit committee oversees the internal audit function and communicates with the independent registered public accountant. The compensation committee is also involved in risk management through its review of risks in the Company’s compensation policies and practices for employees. The Board of Directors' recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board of Directors members’ collective beneficial ownership of approximately 17% of the outstanding shares of Common Stock of the Company.

At its monthly meetings, the Board of Directors receives the minutes from each of the Company's management committee meetings, as well as various reports from executive management, including the senior Risk Management officer. The Board of Directors reviews and discusses these reports with each of the executive managers. The Board of Directors reviews the status of all classified assets and trends in loan delinquency and reviews the allowance for loan losses each quarter.  The senior loan committee approves all loan underwriting decisions in excess of $4 million and up to $15 million. The Board of Directors approves all underwriting decisions in excess of $15 million.

The Board of Directors also reviews the policies and practices of the Company on a regular basis. In addition, the Board of Directors reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

NOMINATIONS FOR DIRECTOR

The Company does not maintain a standing nominating committee but has adopted a Director Nomination Policy.  The Board of Directors' independent directors (the "Independent Directors") perform the functions of a nominating committee, and considers and acts on all matters relating to the nomination of individuals for election as directors. Pursuant to the Director Nomination Policy, the Independent Directors review and make recommendations regarding the composition and size of the Board of Directors in order to ensure that it has the requisite expertise and that its membership consists of persons with sufficiently diverse backgrounds and satisfies NASDAQ’s listing requirements regarding independent directors. The Company believes the diverse backgrounds and perspectives of its current directors, as described above under “Board Director Qualifications,” are appropriate to the oversight of the Company’s management team and performance. The Board of Directors does not believe it needs a separate nominating committee because the Independent Directors have the time and resources to perform the function of selecting director nominees. Also, all but one of the directors satisfies the independence requirements of the NASDAQ Stock

Exchange. The Independent Directors act in accordance with the Company’s Director Nomination Policy and the Company's Certificate of Incorporation when performing their nominating function.

In the consideration of director nominees, the Independent Directors consider, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; and (5) the prospective nominee’s contributions to the Board of Directors as a whole.

Any stockholder who wishes to recommend a director candidate for consideration by the Independent Directors should submit such recommendation in writing to the Board of Directors at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director.  Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Certificate of Incorporation.  The Company's Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days nor more than 60 days before a meeting at which directors are to be elected.  To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Certificate of Incorporation relating to the nomination of an individual for election as a director.  For a copy of the Company's Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

AUDIT COMMITTEE

The members of the audit committee of the Company during the fiscal year ended December 31, 2017 were, and on the date of this proxy statement are, Messrs. Grissom, Melvin, Sparks, Cook, Rowland and Zimmer, Ms. Bailey and Ms. Westerhold.  The audit committee met six times in 2017.  The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements.  Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function.  The audit committee may also retain independent legal, accounting or other advisors as it may deem necessary in order to carry out its duties.

The Board of Directors determined that each member of the audit committee satisfies the independence, experience and other membership requirements of NASDAQ.  The Securities and Exchange Commission requires that Boards of Directors disclose whether any audit committee member qualifies as an “audit committee financial expert” as defined under SEC guidelines. The Board of Directors determined that Steven L. Grissom is an audit committee financial expert. Accordingly, Mr. Grissom is presumed to qualify as a financially sophisticated audit committee member under the rules of NASDAQ.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 23, 2018.  A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

COMPENSATION COMMITTEE

The members of the compensation committee of the Company during the fiscal year ended December 31, 2017 were, and on the date of this proxy statement are, Messrs. Grissom, Melvin, Sparks, Cook, Rowland and Zimmer, Ms. Bailey and Ms. Westerhold. The compensation committee met seven times in 2017.  The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries and annual bonuses, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance.

The Board of Directors determined that each member of the compensation committee satisfies the independence, experience and other membership requirements of NASDAQ. The compensation committee acts pursuant to a written charter that was adopted by the Board of Directors on January 23, 2018.  A copy of the compensation committee charter may be found on the Company’s website at www.firstmid.com. The compensation committee will review and reassess the charter from time to time but not less than annually.

Additionally, the Board of Directors, or if the Board of Directors so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company and approves grants based on the compensation committee's recommendation.  For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, Messrs. Grissom, Melvin, Sparks, Cook, Rowland and Zimmer and Ms. Bailey and Ms. Westerhold served on the compensation committee. No member of the compensation committee was, during 2017, an officer or employee of the Company, was formerly an officer of the Company except for Mr. Rowland (who served as Chairman, President and CEO of the Company from 1999-2013), or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2017, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity.

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with the Board of Directors or any individual director by sending written correspondence addressed to the Board of Directors or such individual director in care of the Secretary of the Company at First Mid-Illinois Bancshares, Inc., 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.  The Secretary or the designee thereof will forward such correspondence to the Board of Directors or the relevant director.

CODE OF CONDUCT

The Company has adopted a code of conduct for directors, officers, and employees of the Company. This code of conduct is posted on the Company’s website at www.firstmid.com. The code of conduct sets forth guiding principles by which the Company and its directors, officers and employees conduct business with the Company’s stockholders and customers.

SECTION 16(a) - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of reports on Forms 3, 4 and 5 and any amendments furnished to the Company under Section 16 of the Securities Exchange Act of 1934, and written representations from the executive officers and directors that no other reports were required, the Company believes that all such forms that were required to be filed by all of its officers, directors and beneficial owners of more than 10% of its Common Stock were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2017, except that a late report on Form 4 was filed by Mr. Zimmer regarding shares purchased through an IRA rollover on March 15, March 17 and March 21, 2017. These transactions were reported to the Securities and Exchange Commission (the "SEC") on October 11, 2017.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2017. The audit committee also discussed with the independent auditors, BKD, LLP, the matters required to be discussed under Auditing Standard No. 1301 of the Public Company Accounting Oversight Board ("PCAOB"). The audit committee received the written disclosures and the letter from BKD, LLP required by applicable requirements of the PCAOB regarding BKD, LLP’s communications with the audit committee concerning independence, and discussed with BKD, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. This audit committee report is submitted by the audit committee of the Board of Directors:

Ray Anthony Sparks, Chairman	Gary W. Melvin
Holly A. Bailey	William S. Rowland
Robert S. Cook	Mary J. Westerhold
Steven L. Grissom	James E. Zimmer

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2017 and 2016, the audit of the Company’s internal control over financial reporting as of December 31, 2017 and 2016, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2017 and 2016 were $212,000 and $212,000, respectively.

Audit-Related Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for audit-related services for the fiscal years ended December 31, 2017 and 2016 (namely employee benefit plan audit) were $23,200 and $17,000, respectively.

Tax Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2017 and 2016 (namely preparation of consolidated tax return and tax advice) were $41,930 and $28,375, respectively.

All Other Fees. The aggregate fees billed for other professional services rendered by BKD, LLP for the fiscal years ended December 31, 2017 and 2016 (namely comfort letters, consents and special audit procedures required following the Company's acquisitions completed during 2016) were $33,500 and $13,500, respectively.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approved all services performed by the independent auditors in 2017.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal year ending December 31, 2017.  BKD, LLP has served as the Company's independent certified public accountant since July 26, 2005.

A representative from BKD, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.  The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2018.  The Company expects to appoint its independent auditors for 2018 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

Holly A. Bailey, Chairman	Ray Anthony Sparks
Robert S. Cook	William S. Rowland
Steven L. Grissom	Mary J. Westerhold
Gary W. Melvin	James E. Zimmer

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”). The named executive officers for 2017 were:

Joseph R. Dively:	President, Chairman & Chief Executive Officer
Matthew K. Smith:	Executive Vice President & Chief Financial Officer
Michael L. Taylor:	Senior Executive Vice President & Chief Operating Officer
Eric S. McRae:	Executive Vice President & Chief Credit Officer
Bradley L. Beesley:	Executive Vice President & Chief Trust and Wealth Management Officer

Executive Compensation Objectives

It is the policy of the Company to compensate its executives in a manner that is equitable and competitive based on their responsibilities, performance and market conditions. The Company’s compensation objectives with respect to its named executive officers are to:

•	Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.

•	Enable the Company to attract and retain the best available executive talent.

•	Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation.  In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. (Actual grants of equity compensation are approved by the Board of Directors pursuant to the compensation committee's recommendation.) The amount of such additional compensation varies with position and, in the case of annual and long-term incentives, is also conditioned on attainment of corporate or individual performance measures.  The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits in order to ensure a complete and competitive compensation plan.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.   Since 2011, the compensation committee has granted performance awards under its executive long term incentive plan that consist of restricted stock awards and/or restricted stock units. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value.

The compensation committee believes that the components of the long term incentive plan align key executive compensation with the Company’s performance goals.  The long term incentive plan includes multiple year goals which ensure that the executives are focused on longer term sustainability of earnings and growth in the book value of the Company.

Enable the Company to attract and retain the best available talent.  In order to achieve this objective, the compensation committee believes it must pay compensation that is competitive.  As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company.  The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation.  Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned and equity compensation that is granted.  Individual performance is also a component of the cash incentive compensation and, when awarded, equity compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company.  The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the compensation committee.  The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO.  Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the most highly paid executives of other comparable banking institutions. For 2017, the data consisted of a compensation survey, prepared by the Company’s human resources director, of publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company.  (The banks included in the 2017 analysis ranged in size from approximately $1 billion to $5 billion in assets).  Because these institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company, the compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers. The compensation committee generally aligns compensation components with those used by the peer institutions and attempts to maintain a comparable level of total compensation (i.e., salary, annual cash incentives and equity compensation). However, the compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator groups of companies.

In addition, the compensation committee considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill and the recommendation of the CEO.  The compensation committee also may periodically engage the services of independent consultants with knowledge and experience in such matters, although it did not do so in setting 2017 compensation. In April 2017, the compensation committee retained the services of Blanchard Consulting to conduct an in-depth review of the Company’s executive compensation program.  The compensation committee considered various factors bearing upon Blanchard Consulting’s independence and determined that the firm is independent and that its engagement did not present any conflicts of interest. Blanchard Consulting provides no other services to the Company.  With the consultant’s assistance, the compensation committee selected a peer group of eight publicly traded bank holding companies in non-urban areas in the Midwest of similar size to the Company, consisting of the following companies:

Stock Yards Bancorp, Inc.
QCR Holdings, Inc.
Mercantile Bank Corporation
Horizon Bancorp
German American Bancorp, Inc.
Farmers National Banc Corp.
Ames National Corporation
Southern Missouri Bancorp, Inc.

The peer group information, as well as the data from the general market surveys discussed above, formed the basis for making changes to the current compensation program.   Total compensation for the named executive officers was initially targeted at the 25th to 50th percentile of the peer group for similar executive positions, then adjusted based on various factors, including the market survey data, individual performance and the experience level of the executive.  As a result of the consultant’s review, the compensation committee approved changes to the current compensation program beginning with 2018 pay decisions, including (i) salary increases for certain executives, (ii) an increase in the maximum annual bonus opportunity in 2018 from 50% to 75% for the CEO and from 35% to 40% for the other named executive officers, and (iii) a change to the long term equity compensation component such that awards in 2018 are subject to three-year service-based vesting, and awards in subsequent years will be subject to a one-year performance period, then service-based vesting.  In connection with the redesign of the equity component, the compensation committee approved the acceleration of the vesting of outstanding equity awards, effective as of December 15, 2017.  (See “Equity Compensation” in this Compensation Discussion and Analysis for more information.)

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning part of each year. Based on the guidelines and factors described above, the compensation committee, in early 2017, concluded that adjustments to base salaries for certain named executive officers were necessary in order to keep compensation for named executive officers competitive. In addition to the factors noted above, the compensation committee considered the level of the executive's accomplishment of individual goals for the prior year, the number of individuals the executive supervises, the level of duties and responsibilities assumed by the executive and the strategic implications of the decisions the executive is required to make. The compensation committee established the 2017 base salary for the named executive officers as follows (salary increases were effective as of February 13, 2017, except for Mr. Smith, whose salary increase was effective July 25, 2017 in connection with his promotion):

Executive	2017 Salary Rate	$ Increase from 2016 Salary Rate
Mr. Dively	$378,344	$21,416
Mr. Smith	$205,000	$10,000
Mr. Taylor	$279,083	$13,290
Mr. McRae	$252,040	$11,993
Mr. Beesley	$167,493	$0

The actual salaries paid to the named executive officers in 2017 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (the "Plan”), which is designed to reward executives in increasing Company profitability which creates stockholder value.

In January 2017, the compensation committee determined the target cash incentive opportunity for each named executive officer, expressed as a percentage of his base salary rate in effect for 2017. This amount was based on individual performance during the previous year, as well as the level of duties and responsibilities assumed by the executives in their respective positions.  The percentage of salary payable as cash incentive was consistent with the amounts in each named executive officer’s employment agreement and did not change from 2016.

Since successful execution of the Company’s strategic plan requires that members of the executive management team work closely together and because senior management has the potential greatest influence on Company profitability, the compensation committee determined that incentive opportunity for 2017 would continue to be based 70% on the Company’s net income (exclusive of non-recurring costs associated with acquisitions) and 30% on the Company's asset quality (adversely classified loans and repossessed assets as a percent of total loans) for Messrs. Dively, Smith, Taylor and McRae. The compensation committee also determined that incentive opportunity for 2017 would continue to be based 70% on the Company’s net income (exclusive of non-recurring costs associated with acquisitions) and 30% on the profitability of the Wealth Management group ("WM") for Mr. Beesley. The compensation committee utilizes the asset quality goal, in addition to the net income goal, based on the premise that asset quality has a strong correlation to future loan losses and therefore, future profitability, while net income represents current profitability. The compensation committee believes the combination of these two metrics represents the best measures of stockholder value for the near term.

The target cash incentive opportunity for each named executive officer established for 2017 was based on a percentage of the executive's salary rate in effect beginning February 13, 2017 (July 25, 2017 for Mr. Smith), as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to Net Income	% of Cash Incentive Tied to Asset Quality	% of Cash Incentive Tied to WM Profitability
Mr. Dively	50%	70%	30%
Mr. Smith	35%	70%	30%
Mr. Taylor	35%	70%	30%
Mr. McRae	35%	70%	30%
Mr. Beesley	35%	70%		30%

At the same time, the compensation committee established the criteria for measurement of the these goals. The net income target was determined using the current year budgeted net income. The asset quality target was determined based on a percentage of the current balance of total loans outstanding (which was $1.9 billion) at December 31, 2017.  The WM profitability target was determined using the budgeted profitability for 2017. Using these as a base line, the compensation committee determined the following 2017 goal criteria:

	Performance	Net Income	Asset Quality	WM Profitability	% of Opportunity
Threshold:	85% of current year budgeted net income, adversely classified assets of 3.0% of current year loan balance and 85% of 2017 WM budget	$22.2 million	3.0%	$1.5 million	25%
Target:	100% of current year budgeted net income, adversely classified assets of 2.8% of current year loan balance and 100% of 2017 WM budget	$26.1 million	2.8%	$1.8 million	60%
Superior:	105% of current year budgeted net income, adversely classified assets of 2.5% of current year loan balance and 105% of 2017 WM budget	$27.4 million	2.5%	$2.0 million	100%

The compensation committee has the discretion to pay a prorated portion of the cash incentive opportunity for attainment of levels between threshold, budget and superior, or for attainment of levels above superior. Operations for 2017, adjusted upward by $1.4 million for the net impact of adjustments due to changes in tax law, resulted in net income of $28.1 million,which was above the superior level. Adversely classified assets on December 31, 2017 totaled $39.9 million or 2.09% of the current year loan balance, which was also above the superior level. Wealth Management profitability for 2017 was $2.4 million, which was above the superior level. Based on these results, the compensation committee approved a payout at 100% of the superior level. The cash incentive awards were based on performance achievement as follows:

	% of Incentive	% of attainment	% of opportunity (1)	% of opportunity (2)
Net Income	70%	100%	70%	70%
Asset Quality	30%	100%	30%
WM Profitability	30%	100%		30%
			100%	100%

(1) represents opportunity for Messrs. Dively, Smith, Taylor and McRae
(2) represents opportunity for Mr. Beesley

Based on the above levels of attainment, the following bonuses were paid for 2017:

Executive	Cash Incentive
Mr. Dively	$189,172
Mr. Smith	$71,750
Mr. Taylor	$97,679
Mr. McRae	$88,217
Mr. Beesley	$58,623

Mr. Beesley maintains ongoing responsibilities for managing a portfolio of brokerage customers that includes providing investment advice and completing investment trades. Pursuant to the terms of his employment agreement, and consistent with standard practice in the brokerage industry, Mr. Beesley is entitled to 30% of net revenues he generates on his individual book of business through First Mid Bank's broker/dealer. Accordingly, the compensation committee approved an additional annual cash incentive for Mr. Beesley for 2017 of $107,353.

Equity Compensation

The compensation committee grants long-term equity compensation in order to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders. (Actual grants of equity compensation are approved by the Board of Directors pursuant to the compensation committee's recommendation.)

Since 2011, the compensation committee has made awards pursuant to the Executive Long-Term Incentive Program (LTIP), which provides a framework for granting awards of restricted stock and restricted stock units (RSUs) under the Company's Stock Incentive Plan. The compensation committee believes that the components of the LTIP more closely align key executive compensation with the Company’s performance goals than the stock options granted in prior years and ensures that the executives are focused on longer term sustainability of earnings and growth in the value of the Company. The LTIP also gives the compensation committee the ability to change the types and weightings of the metrics used for the performance goals to which the awards are subject. Prior to 2015, the LTIP included annual and three-year goals. In January 2015, the compensation committee restructured the LTIP to reduce its complexity while retaining the long-term component and the overall equity value awarded to participants. The LTIP grants made in January 2017 followed this methodology, so the awards were still performance-based and subject to the same performance criteria, but, (i) the awards were entirely in the form of RSUs (no restricted stock); (ii) the annual award component was eliminated, so all of the RSUs (as adjusted for performance) vest at the end of a three-year performance period; and (iii) at the end of the performance period the units are settled entirely in shares of stock (no 50% cash payment).

Under the LTIP in January 2017, the compensation committee set an aggregate target value of the awards to be made to each executive.  In determining these values, the compensation committee did not use a formulaic approach, but took into account historic grants, Company performance and individual levels of responsibility. The value of equity awarded to each executive was intended to be proportionate to the individual’s responsibility to influence the strategic direction of the Company and create stockholder value. Each award was granted with a three-year performance period ending December 31, 2019 and consisted entirely of RSUs. The number of RSUs subject to each Award was determined by dividing the target value by the closing price of the common stock on the date of grant.

The compensation committee also set performance goals to which each award was subject. The target number of RSUs subject to each award is adjusted by the compensation committee at the end the performance period, and the adjusted number of RSUs vest as of such date. Vested awards are settled entirely in stock. Until an executive’s award vests or is forfeited, it is credited with dividend equivalents which are paid to the executive only to the extent the award vests. The awards granted to named executive officers in January 2017 were based on a percentage of the executive's salary in effect beginning February 13, 2017, as follows:

Executive	Percentage of Salary (1)	Target Value	Stock Unit Award
Mr. Dively	30%	$113,503	3,339
Mr. Smith	13%	$25,350	746
Mr. Taylor	20%	$55,817	1,642
Mr. McRae	20%	$50,410	1,483
Mr. Beesley	13%	$21,774	641

(1) The percentages in this column are the same as those used for the named executive officers in 2016.

At the same time, the compensation committee established the 2017 performance goals for the performance period based on historical and expected performance. These goals were established using two performance metrics:  return on assets (calculated as net income divided by year-to-date average assets) and tangible book value per share (calculated as total common equity less goodwill and other intangible assets divided by common shares outstanding). The compensation committee believes use of these metrics shifts the dependency of incentive compensation from the measure of net income used in cash incentives and encourages growth and increased value for the Company’s stockholders. Based on historical and 2017 budgeted metrics, the compensation committee set the following 2017 goals:

Performance Level		Performance Goal
Return on Assets (50% goal weighting):
< Threshold	0%
Threshold	70%	0.90%
Target	100%	0.96%
Maximum	125%	1.04%
Tangible Book Value per Share (50% goal weighting):
< Threshold	0%
Threshold	70%	$20.00
Target	100%	$21.70
Maximum	125%	$23.45

The number of shares subject to each award is adjusted by the percentage multiplier that results from the actual achievement level of the performance goals. For achievement of levels between threshold and target and between target and maximum, the percentage multiplier is adjusted on the basis of straight line interpolation. Fractional shares are rounded up.

Change to Equity Compensation Program

In April, 2017, the compensation committee retained Blanchard Consulting, as an independent compensation consultant to review the Company’s executive compensation program, including the equity compensation component. Based on the consultant’s recommendation, the long-term equity component was redesigned for 2018. In connection with the redesign, on December 15, 2017, the compensation committee approved the accelerated vesting of all of the outstanding restricted stock unit awards held by the executive officers, including the named executive officers. The outstanding awards were granted in January 2015, 2016 and 2017 and generally would have vested at the end of the three year performance periods ending on December 31, 2017, 2018 and 2019, respectively, based on the level of attainment of the pre-established performance goals. In settlement of the outstanding awards, each holder received 90% of the number of shares that would have been issued if the performance had been attained at the maximum level for the award.
Following this acceleration, the number of shares issued pursuant to the vested RSUs, by year originally granted, were as follows:

Executive	2015	2016	2017	Total
Mr. Dively	5,844	5,844	3,756	15,444
Mr. Smith	—	—	839	839
Mr. Taylor	2,874	2,874	1,847	7,595
Mr. McRae	1,694	1,694	1,668	5,056
Mr. Beesley	1,221	1,221	721	3,163

Beginning in 2018, equity grants will be made in the form of restricted stock, with the shares vesting at a rate equal to 1/3 on each of December 15, 2018, 2019 and 2020.  Equity grants in future years will be made in the form of RSUs, and be subject to a one-year performance period with a performance goal based on targeted net income.  If the target goal is attained, the executives will receive a restricted stock award for the target number of shares, and the award will then be subject to further service-based vesting.  If the target goal is not met, no shares will be earned and the award will be forfeited.  The compensation committee has the discretion to increase the number of shares earned if the performance goal is attained at higher than target level.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including the named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan. The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers.  An employee can elect to defer a percentage of his or her compensation on a pre-tax and/or post-tax basis, up to a maximum in 2017 of $18,000, or $24,000 if age 50 or over, and the Company contributes a matching contribution of up to 4% of the employee’s deferral contributions.  The Company also provides a discretionary annual contribution up to 2% of each eligible employee’s compensation, whether or not the employee makes elective deferral contributions.  (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be taken into account in determining contributions, which was $270,000 in 2017). The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers.  The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity.  The deferred amounts are invested in Company common stock and are paid to the executive in shares of common stock after termination of employment.  The Company does not contribute to this plan.  The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer.  The agreements, which are generally for three-year terms, provide for a minimum base salary which cannot be reduced, and a maximum cash incentive opportunity.  The agreements also provide for severance benefits upon certain terminations of employment.  If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period.  If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment for good reason, the named executive officer is entitled to continued payment of base salary for 24 months (12 months for Mr. Beesley), a lump sum payment equal to the cash incentive paid for the prior year and continued health coverage for the severance period.  The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company. The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement.

The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives.  The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after the transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives. During 2017, Messrs. Dively, Taylor, McRae and Beesley received a monthly auto allowance. The determination as to whether an auto allowance is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved.  The Company paid for annual country club membership dues for Messrs. Dively, Taylor and Beesley.  All of the named executives received communication device allowances. These perquisites and other benefits are reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Incentive Compensation Recoupment Policy

In January 2015, the compensation committee adopted an Incentive Compensation Recoupment Policy. The Policy permits the Board to recoup from an executive cash or equity-based compensation granted on or after January 1, 2015 in the event that there is a restatement of the Company's financial statements or the executive engages in misconduct that results in a material loss or damage to the Company. Recoupment covers any incentive compensation (including annual cash bonuses and awards under LTIP) that is awarded or paid or vests within 36 months preceding the restatement or 36 months following the occurrence of misconduct. Misconduct includes an act of fraud, dishonesty or gross negligence, the material breach of a fiduciary duty, a knowing violation of a Company policy, or a violation of a confidentiality, non-solicitation or non-competition covenant.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code as in effect for 2017 limited the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year, but contained an exception for “performance-based compensation.”  Annual salary, by its nature, does not qualify as performance-based compensation under Section 162(m), and the Company’s annual cash incentive payments and grants of restricted stock and restricted stock units did not qualify as performance-based compensation.  Stock options previously granted by the Company do qualify as performance based compensation.  Due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) was not an important factor in making compensation decisions.

Other Compensation Decisions

At the 2017 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 96% of the votes cast. The Board of Directors considered these results and, based on the overwhelming support from stockholders, determined to not make any major changes to the executive compensation plans and programs already in place for 2017, except for the acceleration of all unvested restricted stock units in conjunction with the change in the long-term incentive plan structure for years 2018 and forward.

SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company (the “named executive officers”) during the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)(3)	($)
Joseph R. Dively Chairman, President & Chief Executive Officer	2017	375,049	113,526	189,172	34,583	712,330
	2016	354,816	107,078	88,345	32,275	582,514
	2015	341,169	102,965	99,300	30,110	573,544
Matthew K. Smith (4) Executive Vice President & Chief Financial Officer	2017	198,846	25,364	71,750	11,377	307,337

Michael L. Taylor Senior Executive Vice President	2017	277,038	55,828	97,679	28,543	459,088
	2016	263,846	53,170	46,051	26,600	389,667
	2015	251,638	50,640	51,269	26,554	380,101
Eric S. McRae Executive Vice President	2017	250,203	50,422	88,217	29,833	418,675
	2016	236,733	31,231	41,591	26,743	336,298
	2015	226,607	29,849	46,480	25,232	328,168
Bradley L. Beesley (4) Executive Vice President	2017	167,493	21,794	165,976	28,015	383,278
	2016	167,163	21,780	120,782	27,105	336,830

(1) Stock Awards.  The amounts in this column represent the aggregate grant date fair value of RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, based on the probable outcome of the performance conditions attached to the awards. The grant date fair value for the 2017 awards granted assuming the maximum level of achievement is: Mr. Dively: $141,908; Mr. Smith: $31,705; Mr. Taylor: $69,785; Mr. McRae: $63,028; and Mr. Beesley: $27,243. See Note 13 to the consolidated financial statements in the Company’s 2017 Form 10-K for a description of the valuation.

(2) Non-Equity Incentive Plan Compensation.  All amounts in this column are based on performance in 2017, 2016 and 2015 and reflect the amounts actually paid in February 2018, 2017 and 2016, respectively, under the Company’s Incentive Compensation Plan. The amount for Mr. Beesley also includes $107,353 paid per his employment agreement as 30% of net revenues generated on his individual book of business through First Mid Bank's broker/dealer.  See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of the Incentive Compensation Plan.

(3) All Other Compensation.  For 2017, these amounts include (i) the Company's contributions to its 401(k) Plan on behalf of each named executive (Mr. Dively: $15,923; Mr. Smith: $9,687; Mr. Taylor: $16,392; Mr. McRae: $15,746; and Mr. Beesley: $15,439); (ii) for Messrs. Dively, Taylor and Beesley, country club dues; (iii) for automobile allowances for Messrs. Dively, Taylor, McRae and Beesley; and (iv) communication device allowances for each named executive officer.

(4) Mr. Smith joined the Company on November 21, 2016 and was not a named executive officer prior to 2017. Mr. Beesley was not a named executive officer for 2015.

Employment Agreements.  The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Dively:  The employment agreement with Mr. Dively was renewed effective January 1, 2017 and has a term through December 31, 2019 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 50% of base salary, (iii) participation in the Company's Deferred Compensation Plan and 2007 Stock Incentive Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Smith:  The employment agreement with Mr. Smith was effective July 25, 2017 and has a term through December 31, 2020 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executives or management employees.

Mr. Taylor:  The employment agreement with Mr. Taylor was updated effective July 25, 2017 and has a term through December 31, 2020 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. McRae: The employment agreement with Mr. McRae was updated in 2017 and has a term through December 31, 2019 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (vi) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Beesley:  The employment agreement with Mr. Beesley was renewed January 1, 2017 and has a term through December 31, 2019 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, (iv) an auto allowance (and although not specified in the employment agreement, the Company also pays annual country club membership dues), and (v) other benefits made available to Company executives or management employees. In addition, Mr. Beesley will receive 30% of the net revenues generated on his individual book of business through First Mid Bank's broker/dealer.

First Retirement and Savings Plan (“401(k) Plan”).  The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a discretionary contribution by the Company, which for 2017 was 2% of compensation, and a matching contribution by the Company of up to 100% of the first 3% and 50% of the next 2% of employee contributions.

2017 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under incentive plans, award opportunities for 2017 and RSU awards granted in 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph R. Dively		47,293	113,503	189,172
	01/24/17				2,337	3,339	4,174	113,526
Matthew K. Smith		17,063	40,950	71,750
	01/24/17				522	746	933	25,364
Michael L. Taylor		24,420	58,607	97,679
	01/24/17				1,149	1,642	2,053	55,828
Eric S. McRae		22,054	52,930	88,217
	01/24/17				1,038	1,483	1,854	50,422
Bradley L. Beesley		14,656	35,174	58,623
	01/24/17				449	641	801	21,794

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Payouts under the Company’s Incentive Compensation Plan were based on performance in 2017, which has now occurred.  Thus, the information in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in January 2017.  The amounts actually paid under the Company’s Incentive Compensation Plan for 2017 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.  A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)
The Compensation Committee has the discretion to pay a prorated portion (based on straight-line interpolation) if performance is between the threshold, target or superior level, or if performance is above superior level.

(3)
Estimated Future Payouts Under Equity Incentive Plan Awards.  The target amounts represent the number of RSUs granted on January 24, 2017 under the 2007 Stock Incentive Plan.  The threshold and maximum amounts represent the potential adjustment to the target number of RSUs that could have resulted based on the level of attainment of performance goals for the three-year performance period that ends on December 31, 2019. Effective December 15, 2017, the vesting of these RSU awards was accelerated and each named executive officer received 90% of the maximum number of shares represented by the award. A description of the 2017 awards can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)	The grant date fair value is based on the probable outcome of the performance conditions at the time of the grant.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to equity awards outstanding as of December 31, 2017.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards
Name	Exercisable (#)	Unexercisable (#)			Number of Unearned Shares or Units that have not Vested (#)(1)	Market Value of Unearned Shares or Units that have not Vested ($)
Joseph R. Dively	0	0			0	0

Matthew K. Smith	0	0			0	0

Michael L. Taylor	2,500	0	23.00	12/16/18	0	0

Eric S. McRae	2,500	0	23.00	12/16/18	0	0

Bradley L. Beesley	1,000	0	23.00	12/16/18	0	0

(1) All outstanding RSUs vested and were settled on December 15, 2017 pursuant to the compensation committee's approval of acceleration. See "Equity Compensation" in the Compensation Discussion and Analysis section of the Proxy Statement for discussion of this acceleration.

2017 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the exercise of stock options and the vesting of restricted stock and RSUs during 2017 by each named executive officer and the amount realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Vested (#)	Value Realized when Shares Vested (2) ($)
Joseph R. Dively	0	—	19,626	738,994
Matthew K. Smith	0	—	839	32,260
Michael L. Taylor	3,000	22,080	9,609	361,971
Eric S. McRae	1,500	9,225	6,274	236,683
Bradley L. Beesley	0	—	3,660	138,893

(1)	Represents the number of shares covered by the option multiplied by the difference between the closing market price of the shares on the date of exercise and the exercise price.

(2)	Represents the number of shares vested during 2017 multiplied by the closing market price of the underlying shares on the vesting date.

2017 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2017 under the Company’s Deferred Compensation Plan (“DCP”), including contributions and earnings credited to such account.

Name	Executive Contributions In Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)(1)	($)	($)(2)	($)	($)(3)
Joseph R. Dively	78,344	—	177,163	—	1,317,406
Matthew K. Smith	9,942	—	1,065	—	11,008
Michael L. Taylor	—	—	—	—	—
Eric S. McRae	12,510	—	18,231	—	138,721
Brad L. Beesley	16,986	—	21,661	—	156,916

(1)	The contributions reported in this column are reported in the Summary Compensation Table, in either the Salary or Non-Equity Incentive Compensation Plan columns.

(2)	The earnings reported in this column are not reported on the Summary Compensation Table.

(3)
The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances:  Mr. Dively:  $772,859 (includes earnings and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Smith: $1,065; Mr. McRae:  $62,947; Mr. Beesley: $72,073.

Non-Qualified Deferred Compensation.  The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers.  For each calendar year, the named executive officers can defer 5%, 10% or 15% of their base salary and/or 25% increments of their cash incentive compensation, and non-employee directors can elect to defer their director fees.  The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the participant as soon as practicable after the date they would otherwise have been paid to the participant.  Such amounts are invested in the Northern Institutional U.S. Government Select Portfolio until the next quarterly window trading period established by the Company, at which point each participant’s account balance is invested in shares of common stock of the Company.  Dividends paid on Common Stock are credited to the participant’s DCP account and invested in additional shares.  The Northern Institutional U.S. Government Select Portfolio had an annual return for 2017 of 0.73%.  The Company’s common stock had an annual return for 2017 of 15.3%.

A participant is 100% vested in his or her DCP account at all times.  A participant’s DCP account is paid to him or her in five annual installments beginning on the March 15 following the date the participant terminates employment, provided that the Board of Directors in its sole discretion can decide to pay the portion of the DCP account earned as of December 31, 2004 in a lump sum payment.  An participant may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency.  In the case of the death of a participant, the DCP account will be paid to his or her designated beneficiary in a single payment.  Upon a Change in Control of the Company (as defined in the Plan), each participant’s DCP account will be paid in an immediate lump sum.  All distributions are in full shares of common stock, and cash for fractional shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company.  These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement.  The incremental benefits payable to the named executive officers in effect at December 31, 2017 include the following:

•
If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company, as defined in the Stock Incentive Plan, has not occurred), the executive is entitled to the following:

i.	Continued payment of the executive’s then current base salary for 12 months.

ii.
Continued coverage of the executive under the Company’s health plan for the 12 month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

•
If following a Change in Control of the Company (as defined in the 2017 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment due to good reason, the executive is entitled to the following:

i.	For Messrs. Dively, Smith, Taylor and McRae, payment equal to two times the executive’s then current base annual salary. For Mr. Beesley, continued salary for one year.

ii.	An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.

iii.
Continued coverage of the executive under the Company’s health plan for the first 24 months (12 months for Mr. Beesley) following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

"Good reason" means a decrease in the executive's then current salary or a substantial diminuation in his or her position and responsibilities.

The agreements in effect for 2017 contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last year of the executive’s employment. The restrictive covenants regarding confidential information are indefinite. The restrictive covenants regarding noncompetition and nonsolicitation continue in effect until one year following termination of employment.

Stock Incentive Plans

The stock option agreements that set forth the terms and conditions of stock options provide that upon a termination of employment for any reason other than death, disability or retirement, an executive’s outstanding and then vested stock options can be exercised for three months following termination, and upon a termination of employment due to death, disability or retirement (as defined in the Plan) an executive’s outstanding and then vested stock options can be exercised for 12 months following such termination. (All outstanding stock options are fully vested.)

The agreements that set forth the terms and conditions of the restricted stock and RSUs awards provide that an executive will not become vested in any restricted stock or RSUs if the executive does not remain continuously employed from the grant date until the last day of the applicable performance period, except that upon a voluntary termination of employment due to  termination after attaining age 66, an executive will vest in the target number of outstanding shares or RSUs and upon a termination of employment due to death or disability (as defined in the Plan), an executive will vest in a pro rata portion of the target number of outstanding shares or RSUs.  If an executive with time-based restricted stock or RSUs terminates after the end of the one-year performance period but prior to the end of the vesting period when he has attained age 66 or due to death or disability, he will vest in the remaining shares or units subject to the award.

Upon a Change in Control of the Company (as defined in the Plan), the compensation committee has the discretion to determine how outstanding awards are treated on a Change in Control. The current RSU award agreements provide for full vesting at the target or higher level as determined by the compensation committee. In connection with a redesign of the Company’s equity compensation program, the award agreements for all outstanding awards were amended to provide for accelerated vesting as of December 15, 2017, such that holders of the awards received 90% of the number of shares that would have been issued had the applicable performance goals been attained at the maximum level.

2017 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company and/or termination of employment occurred on December 31, 2017.

Name:	Joseph R. Dively	Matthew K. Smith	Michael L. Taylor	Eric S. McRae	Bradley L. Beesley
Change in Control:
Base Salary:	$756,688	$410,000	$558,166	$504,098	$167,493
Incentive Compensation (1):	88,345	—	46,051	41,591	34,444
Continued Health Coverage (2):	11,270	8,284	12,274	8,172	4,692
Value of Vesting of Unvested Stock Options:	—	—	—	—	—
Value of Vesting of Unvested Stock Awards (3):	—	—	—	—	—

No Change in Control:
Base Salary:	$378,344	$205,000	$279,083	$252,049	$167,493
Continued Health Coverage (4):	11,270	8,284	12,274	8,172	4,692

Retirement:
Value of Vesting of Unvested Stock Awards (3):	—	—	—	—	—

Death or Disability:
Value of Vesting of Unvested Stock Awards (3):	—	—	—	—	—

(1)	Represents an amount equal to the cash incentive compensation earned by the executive for 2016 and paid in 2017.

(2)	Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.

(3)
There were no unvested RSUs at December 31, 2017. All outstanding RSUs vested and were settled on December 15, 2017 pursuant to the compensation committee's approval of acceleration. See "Equity Compensation" in the Compensation Discussion and Analysis section of the Proxy Statement for discussion of this acceleration. The value of the vesting of those awards were: Mr. Dively: $593,822; Mr. Smith: $32,260; Mr. Taylor: $292,028; Mr. McRae: $194,403; and Mr. Beesley: $121,617. This value was determined by multiplying (i) 90% of the number of shares that would have vested if the performance goals were attained at maximum level by (ii) $38.45, the closing price of the shares on December 15, 2017.

(4)	Represents the Company’s portion of premiums paid for the executive’s coverage during the 12-month severance period.

Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a final rule requiring annual disclosure of the ratio of the median employee’s annual compensation to the annual compensation of the CEO.  As required, we are including this disclosure beginning with this Proxy Statement.

The median employee was identified from all full-time and part-time employees, excluding the CEO, who were employed by the Company and its consolidated subsidiaries on December 31, 2017. All of our employees are located in the United States. A total of 602 employees were included. Compensation was measured over the 12 month period beginning on January 1, 2017 and ending on December 31, 2017.

The median employee compensation was determined using 2017 W-2 (Box 5) compensation. Wages were annualized for our employees who did not work the entire calendar year.

Mr. Dively had 2017 annual total compensation of $712,330 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2017 that would be reportable in the Summary Compensation Table was $35,255. As a result, the CEO pay ratio is 20:1.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $5,000 quarterly retainer, paid at the start of each calendar quarter, for their services in 2017.  The lead independent director received an additional quarterly retainer of $1,250 for his services in 2017. The non-employee directors of the Company were not granted any form of stock-based compensation in 2017.  During 2017:

•
Audit committee members received a $625 quarterly retainer for their audit committee meeting services.  The audit committee chairman also received an additional $625 quarterly retainer and the audit committee financial expert received an additional $500 quarterly retainer.

•
Compensation committee members received a $250 quarterly retainer for their compensation committee meeting services and the compensation committee chairman also received an additional $375 quarterly retainer.

•	Non-employee directors who were members of the Company's trust investment committee received a $250 quarterly retainer for their trust investment committee meeting services.

•
Non-employee directors who also served on the board of directors of First Mid Bank received a $2,500 quarterly retainer fee for such services.  Non-employee directors who also served on the board of directors of First Clover Leaf Bank, Data Services or Insurance Group each received a $500, $250 and $250 quarterly retainer, respectively, for such services.

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2017.

	Fees Earned Or Paid in Cash ($)		Total ($)
Holly A. Bailey	37,000	(1)	37,000
Robert S. Cook	35,500	(2)	35,500
Steven L. Grissom	39,000	(3)	39,000
Gary W. Melvin	35,500	(4)	35,500
William S. Rowland	33,000	(5)	33,000
Ray Anthony Sparks	43,500	(6)	43,500
James E. Zimmer	36,500	(7)	36,500
Mary J. Westerhold	36,000	(8)	36,000

(1) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services and Insurance Group of $20,000, $10,000, $1,000 and $1,000, respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $1,000 respectively. Ms. Bailey also received $1,500 for serving as the compensation committee chairman.

(2) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services and Insurance Group of $20,000, $10,000, $1,000 and $1,000 respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $1,000, respectively.

(3) This amount represents the compensation earned for serving, as a director of the Company and First Mid Bank, First Clover Leaf Bank (until March 2017), Data Services and Insurance Group of $20,000, $10,000, $500, $1,000, and $1,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $1,000, respectively, and for serving as the audit committee financial expert of $2,000, as well as $1,000 for serving as a member of the trust investment committee.

(4) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services and Insurance Group of $20,000, $10,000, $1,000 and $1,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $1,000, respectively.

(5) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services and Insurance Group of $20,000, $10,000, $1,000 and $1,000, respectively, and for serving as a member of the trust investment committee of $1,000.

(6) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, First Clover Leaf Bank (until March 2017), Data Services and Insurance Group of $20,000, $10,000, $500, $1,000 and $1,000, respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $1,000, respectively, and for serving as the audit committee chairman of $2,500, as well as $5,000 for serving as the lead independent director.

(7) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services and Insurance Group of $20,000, $10,000, $1,000 and $1,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $1,000, respectively and for serving as a member of the trust investment committee of $1,000.

(8) This amount represents the compensation earned, since September 2016, for serving as a director of the Company, First Mid Bank, First Clover Leaf Bank (until March 2017), Data Services and Insurance Group of $20,000, $10,000, $500, $1,000 and $1,000 respectively and for serving as a member of the audit committee and the compensation committee of $2,500 and $1,000, respectively.

PROPOSAL 2 -- APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
On January 23, 2018, the Board of Directors of the Company voted to approve, subject to the approval of the Company’s stockholders, an amendment to the Company’s Certificate of Incorporation, as amended, that, if approved by the stockholders, would increase the number of authorized shares of our Common Stock from 18,000,000 to 30,000,000 (the “Charter Amendment”). No change is proposed to the number of authorized shares of preferred stock of the Company.
If the Charter Amendment is approved by the stockholders, the text of the first paragraph of Article IV of the Certificate of Incorporation would be amended and restated in its entirety to read as follows:
“A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 30,000,000 shares of Common Stock, par value $4.00 per share, and 1,000,000 shares of Preferred Stock, no par value per share.”
The additional authorized shares of Common Stock will have the same powers, preferences and rights as the shares of Common Stock now authorized, including the right to cast one vote per share and to receive dividends. There are no preemptive rights with respect to shares of Common Stock. Under Delaware law, stockholders will not have any dissenters’ or appraisal rights in connection with the Charter Amendment.
If the stockholders approve the Charter Amendment, it will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which we intend to file shortly after receiving stockholder approval of the Charter Amendment.
Reasons Why Stockholders Should Approve the Charter Amendment
As of February 1, 2018, of the 18,000,000 authorized shares of Common Stock, 12,673,998 shares were outstanding and 128,828 shares were reserved for issuance under stock incentive plans. If Proposal 3 is approved, an additional 600,000 shares of Common Stock will be reserved for issuance pursuant to the First Mid-Illinois Bancshares, Inc. Employee Stock Purchase Plan. Additionally, the Company expects to issue approximately 1,662,840 shares of Common Stock upon completion of the Company’s pending acquisition of First BancTrust Corporation. As of February 1, 2018, no shares of preferred stock of the Company are outstanding.
The Board of Directors of the Company believes the Charter Amendment is advisable and in the best interests of the stockholders in order to maintain the Company’s flexibility with respect to financing and capital-raising opportunities, to facilitate future stock splits, to have sufficient shares available for future acquisitions, employee benefit plans and other corporate purposes, and to generally maintain the Company’s flexibility in today’s competitive, fast-changing environment. There are no present agreements, understandings or plans to issue any of the additional shares that would be authorized by this Amendment.
Adoption of the Charter Amendment would enable the Board of Directors of the Company from time to time to issue additional shares of Common Stock for such purposes and such consideration as the Board of Directors may approve without further approval of the Company’s stockholders, except as may be required by law, rule or regulation. Because our common stock is traded on the Nasdaq Stock Market, stockholder approval must be obtained, under applicable Nasdaq rules, prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of the then outstanding shares of Common Stock or voting power in connection with a private financing or an acquisition or merger.

Although the issuance of additional shares of Common Stock could, depending on the circumstances, make more difficult, or discourage, an attempt to acquire control of the Company, the Charter Amendment is not being proposed with the intent of using the additional shares for anti-takeover purposes and we do not view the proposed increase as a special anti-takeover measure. We are not at this time aware of any currently pending or threatened efforts to acquire control of the Company, and we are not proposing this increase in response to any third-party effort to acquire control of the Company or any third-party effort to accumulate the Company’s Common Stock. As is true for presently authorized shares, issuance of shares of Common Stock authorized by the Charter Amendment may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock.
The Board of Directors of the Company recommends a vote “FOR” the approval of the Charter Amendment (Proposal 2 on the proxy card). The affirmative vote of the holders of a majority of the shares of Common Stock outstanding is required to approve the Charter Amendment. Abstentions and broker non-votes will count as votes "AGAINST" Proposal 2.

PROPOSAL 3 - APPROVAL OF THE FIRST MID-ILLINOIS BANCSHARES, INC. EMPLOYEE STOCK PURCHASE PLAN

On January 23, 2018, the Board of Directors of the Company approved the First Mid-Illinois Bancshares, Inc. Employee Stock Purchase Plan (the “Plan”), subject to the approval of the Company’s stockholders. The Plan is intended to promote the interests of the Company by providing eligible employees with the opportunity to purchase shares of common stock of the Company at a 5% discount through payroll deductions. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code.
Description of the Plan
The following is a summary of the key terms of the Plan. It is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit A to this proxy statement.
Plan Administration. The Plan is administered by a committee consisting of the Board of Directors, or if the Board so delegates, a sub-committee of the Board. The Committee has full authority to interpret the Plan, adopt rules and regulations pertaining to the Plan and make all other determinations necessary to administer the Plan.

Number of Shares of Common Stock. The number of shares of our common stock available for purchase under the Plan is 600,000. Shares issuable under the Plan may be authorized but unissued shares, treasury shares or shares purchased on the open market.

The number of shares issuable under the Plan is subject to adjustment in the event of any reorganization, recapitalization, stock split, stock distribution, special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision or any similar corporate transaction. In each case, the Committee will make adjustments it deems necessary to preserve the intended benefits under the Plan.
Eligibility. All employees of the Company and its subsidiaries are eligible to participate in the Plan after 90 days of employment. As of February 1, 2018, approximately 584 employees were eligible to participate in the Plan.

Enrollment/Share Purchase and Delivery. To participate in the Plan, an eligible employee must complete an enrollment form. Participation is effective as of the first day of the next calendar quarter that begins after the enrollment form is submitted (provided that if the form is not delivered at least 10 days prior to the beginning of such calendar quarter, participation will be effective as of the next following calendar quarter). The participant’s enrollment form must authorize a payroll deduction from each payroll in a whole dollar amount (subject to a minimum of $5.00 per pay period). No interest will accrue on the participant’s payroll deductions.

On the last business day of each calendar quarter, the accumulated payroll deductions of each participant will be used to purchase whole and fractional shares of common stock. The purchase price of each share is 95% of the closing price of the common stock on the NASDAQ Stock Market, on either the first day of the quarterly purchase period or the last business day of the quarterly purchase period, whichever is less.
Shares purchased for each participant will be allocated to the participant’s Plan account. (Dividends paid on shares held under the Plan will not be reinvested in the Plan. They will be paid to each participant in cash unless the participant enrolls in the Company’s Dividend Reinvestment Plan.) A participant may at any time request a distribution of shares held in his or her Plan account. Share delivery will be via certificated shares or on a non-certificated basis evidenced by book entry in the records of the Company’s transfer agent.
Termination of Participation
A participant must give written notice to terminate Plan participation. If notice is given at least 10 business days prior to the quarterly stock purchase date, no further payroll deductions will occur. If notice is given less than 10 business days prior to the quarterly stock purchase date, payroll deductions will continue until the next following quarterly stock purchase date. Any payroll deduction amounts remaining in the participant’s account after the effective date of Plan withdrawal will be returned to the participant. If a participant’s employment terminates for any reason, Plan participation will end immediately, and any amounts remaining in the participant’s Plan account will be returned to the participant.

Plan Limitations. The Plan imposes certain limitations upon a participant’s right to acquire shares of common stock, including the following:

•	A participant cannot purchase more than $25,000 worth of shares (based on the fair market value of the shares at the beginning of each quarterly purchase period) for each calendar year.

•
A participant cannot purchase stock under the Plan if the participant owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

Stockholder Rights. No participant will have any stockholder rights with respect to shares purchasable under the Plan until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.
Transferability. The right to purchase shares under the Plan is not assignable or transferable and may be exercised only by the participant during his or her lifetime.
Amendment or Termination of Plan
The Committee or the Board can amend the Plan at any time, provided that stockholder approval is required for an amendment that changes the number of shares available under the Plan or changes the classification of employees who are eligible to participate in the Plan.
The Board may terminate the Plan at any time, in which case all payroll deductions will stop, and all accumulated payroll deductions held in Plan accounts will be returned to the participants. The Plan will terminate by its terms on January 23, 2028.
Plan Benefits
No payroll deductions will be made and no shares of common stock will be purchased under the Plan unless the Plan is approved by stockholders. Once approved, the first quarterly stock purchase period will begin as soon as practicable thereafter. It is not possible to determine the benefits that will be received by employees in the future under the Plan. On February 1, 2018, the last reported sales price for the common stock was $38.45.
Federal Tax Consequences
The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the purchase of common stock under the Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with purchases of common stock under the Plan.
The Plan is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon the purchase of shares for the participant’s Plan account. Taxable income will not be recognized by the participant until there is a sale or other disposition of the shares acquired under the Plan or in the event the participant should die while still owning the purchased shares.
If the participant sells or otherwise disposes of the purchased shares of common stock within two years after the first day of the quarterly purchase period in which such shares were acquired or within one year after the purchase date of such shares, the participant will recognize ordinary income in the year of the sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price paid for those shares, and the Company will be entitled to an income tax deduction for the taxable year in which the sale or disposition occurs, equal in amount to such excess. The participant's basis in those shares will be increased by the amount of ordinary income recognized on the sale or disposition. The participant will recognize capital gain (or loss) on the disposition or sale of those shares to the extent the amount realized by the participant on the sale or disposition exceeds (or is less than) the participant's basis in those shares.

If the participant sells or disposes of the purchased shares of our common stock more than two years after the first day of the quarterly purchase period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeds the purchase price paid for those shares, or (b) the amount by which the fair market value of the shares on the first day of the quarterly purchase period in which the shares were acquired exceeds the purchase price paid for the shares. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.
If the participant still owns the purchased shares at the time of death, the lesser of (a) the amount by which the fair market value of the shares on the date of death exceeds the purchase price, or (b) the difference between the fair market of the shares on the first day of the quarterly purchase period in which the shares were acquired and the purchase price paid for the shares will constitute ordinary income in the year of death.
The Board of Directors of the Company recommends a vote “FOR” the approval of the First Mid-Illinois Bancshares, Inc. Employee Stock Purchase Plan (Proposal 3 on the proxy card). The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the annual meeting is required to approve the Plan. Abstentions will count as votes “AGAINST” Proposal 3. Broker non-votes will have no effect on the outcome of the vote.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company's equity compensation plans, as of December 31, 2017:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders:
(A) Deferred Compensation Plan	---		---		348,271	(1)
(B) Stock Incentive Plan	10,500	(2)	$23.00	(3)	142,078	(4)
Equity compensation plans not approved by security holders (5)	---		---		---
Total	10,500		$23.00		490,349

(1) Consists of shares issuable with respect to participant deferral contributions invested in common stock.
(2) Consists of stock options.
(3) Represents the weighted-average exercise price of outstanding stock options.
(4) Consists of stock options, restricted stock and/or restricted stock units.
(5) The Company does not maintain any equity compensation plans not approved by stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 17, 2013, the audit committee adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons.” The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable Securities and Exchange Commission rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest). Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable Securities and Exchange Commission rules (“exempt transactions”). In addition, the audit committee has approved in the policy extensions of credit to a related person that are (1) made in the ordinary course of business, (2) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and (3) do not involve more than the normal risk of collectability or present other unfavorable feature.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chair may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chair, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chair, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest. All of the transactions described below were considered and approved or ratified by the audit committee or its chair.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from First Mid Bank during 2017.  All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.  In addition, directors, executive officers, principal stockholders, members of their immediate families and entities in which one or more of them have a material interest obtained in 2017, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 20, 2018.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, if the Company does not receive notice of a stockholder proposal for the Annual Meeting of Stockholders at least 45 days before the one-year anniversary of the date that the Company’s proxy statement was released to the stockholders for its previous year’s annual meeting, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such proposal.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board of Directors has not been informed that other persons intend to present any other matters for action at the annual meeting.  However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
Joseph R. Dively
Chairman, President and Chief Executive Officer

Mattoon, Illinois
March 16, 2018

EXHIBIT A

FIRST MID-ILLINOIS BANCSHARES, INC.
EMPLOYEE STOCK PURCHASE PLAN

FIRST MID-ILLINOIS BANCSHARES, INC.
EMPLOYEE STOCK PURCHASE PLAN

Section 1.	Purpose of the Plan.

First Mid-Illinois Bancshares, Inc. (the “Company”) hereby adopts the First Mid-Illinois Bancshares, Inc. Employee Stock Purchase Plan (the “Plan”) effective as of January 23, 2018, subject to the approval of the Plan by Company stockholders at the Company’s annual meeting of stockholders to be held April 25, 2018. The Plan is intended to encourage and facilitate the purchase of the Company’s common stock by eligible employees of the Company and its Subsidiaries. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” within the meaning of Code Section 423.

Section 2.	Definitions.

The following terms shall be defined as set forth below:
(a)“Board” means the board of directors of the Company.

(b)“Code” means the Internal Revenue Code of 1986, as amended.

(c)“Committee” means the Committee appointed by the Board in accordance with Section 3 of the Plan.

(d)“Company” means First Mid-Illinois Bancshares, Inc., a Delaware corporation, and any successor thereto.

(e)“Employer” means the Company and any Subsidiary for which the Board or Committee approves participation in the Plan.

(f)“Fair Market Value” means the lesser of (i) the closing price of the Company’s common stock on the NASDAQ Stock Market on the Purchase Date or (ii) the closing price of the Company’s common stock on the NASDAQ Stock Market on the first day of the Purchase Period.

(g)“Participant” means any employee of an Employer who meets the eligibility requirements of Section 5 and enrolls in the Plan pursuant to Section 6.

(h)“Plan” means the First Mid-Illinois Bancshares, Inc. Employee Stock Purchase Plan herein set forth and any amendment thereto.

(i)“Purchase Date” means the last business day of each Purchase Period.

(j)“Purchase Period” means the period commencing on the first day of each calendar quarter and ending on the last business day of such calendar quarter. The first Purchase Period for the Plan shall begin as soon as practicable after the date the stockholders of the Company approve the Plan.

(k)“Purchase Price” means 95% of the Fair Market Value of a Share.

(l)“Share” means a share of common stock, par value $4.00 per share, of the Company.

(n)    “Subsidiary” means any corporation in which the Company owns, directly or indirectly, 50% or more of the voting power.

Section 3.	Administration.

The Plan shall be administered by a Committee consisting of the entire Board, of if the Board so delegates, by a sub-committee of the Board. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations on the matters referred to in this Section shall be conclusive.

Section 4.	Shares Subject to Plan.

(a)The maximum number of Shares that shall be available for purchase under the Plan shall be 600,000, subject to adjustment as provided in Section 11. The Shares to be sold under the Plan may at the election of the Committee be either treasury Shares, authorized but unissued Shares or Shares purchased on the open market.

(b)No Participant may purchase Shares under the Plan as of any Purchase Date that would result in the aggregate Fair Market Value (determined as of each applicable Purchase Date) of all Shares purchased under the Plan by the Participant in any calendar year to exceed $25,000.

(c)In the event that, as of any Purchase Date, Participants would purchase more Shares than are currently available under Section 4(a), the maximum number of Shares that any Participant shall be permitted to purchase on such Purchase Date shall be reduced until the total number of Shares that all Participants purchase in the aggregate equals the number of Shares available under Section 4(a). The reduction shall be made proportionately based upon by each Participant’s accumulated payroll deductions.

Section 5.Eligibility.

(a)Employees of an Employer shall be eligible to participate in the Plan following the completion of 90 days of employment.

(b)Notwithstanding anything in the Plan to the contrary, no employee shall be entitled to participate in the Plan if such employee, immediately after a purchase of Shares, would own (within the meaning of Code Section 423(b)(3)) Shares possessing five percent or more of the total combined voting power of value of all classes of stock of the Company or its Subsidiaries actually issued and outstanding immediately after such purchase.

Section 6.Enrollment and Share Purchase.

(a)An eligible employee of an Employer may become a Participant in the Plan by completing an enrollment form in accordance with procedures established by the Committee. The Participant's enrollment shall be effective as of the first Purchase Period that begins after the enrollment form is submitted; provided that if the enrollment form is not delivered at least 10 business days prior to the beginning of such Purchase Period, enrollment shall be effective as of the next following Purchase Period. The Participant's enrollment form shall remain in effect until changed or revoked by the Participant in accordance with procedures established by the Committee.

(b)The Participant’s enrollment form shall authorize a payroll deduction from each payroll during the Purchase Period. A Participant shall elect to have deducted from payroll a stated whole dollar amount, provided that the minimum dollar amount deducted each payroll period must be at least $5.00. Subject to the reductions provided in Sections 4(b) and (c), the total amount of payroll deductions shall be credited to an account established for the Participant and used to purchase Shares. No interest will accrue or be paid on Participants’ payroll deductions.

(c)On each Purchase Date, the accumulated payroll deductions held in each Participant’s Plan account shall be used to purchase whole and fractional Shares for the Participant, the number of such Shares to be determined by dividing the Participant’s accumulated payroll deductions by the Purchase Price. Purchased Shares shall be credited to the Participant’s account.

Section 7.Issuance and Delivery of Shares.

A Participant may request a distribution of the Shares credited to the Participant’s Plan account at any time, with such distribution made to the Participant or to any other account as the Participant may direct. In such case, the Company shall either (a) issue stock certificates representing the total number of Shares, or (b) in lieu of issuing stock certificates, reflect the issuance of Shares to the Participant on a non-certificated basis, with the ownership of such Shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 8.	Withdrawal; Termination of Employment.

(a)A Participant may terminate Plan participation at any time by giving written notice in accordance with procedures established by the Committee. If notice is given at least 10 business days prior to a Purchase Date, withdrawal will be effective for such current Purchase Period and no further payroll deductions shall be made for the purchase of Shares for such Purchase Period. If notice is given less than 10 business days prior to a Purchase Date, payroll deductions will continue with respect to such Purchase Period, amounts credited to the Participant’s account shall be used to purchase Shares, and the withdrawal shall be effective with respect to the next following Purchase Period. Any payroll deduction amounts remaining in the Participant’s Plan account after the effective time of withdrawal shall be returned to the Participant as soon as practicable. Payroll deductions shall not resume until the Participant delivers a new enrollment form in accordance with Section 6.

(b)Upon the Participant’s termination of employment with the Company and all Subsidiaries for any reason, payroll deductions shall cease and any amounts held in the Participant’s Plan account shall be returned to the Participant (or the Participant’s beneficiary in the case of death) as soon as practicable.

Section 9.Rights not Transferable.
The right to purchase Shares under the Plan shall not be transferable by any Participant or exercisable, during the Participant’s lifetime, by any person other than the Participant.

Section 10.	Changes Affecting the Shares.

(a)In the event of any reorganization, recapitalization, stock split, stock distribution, special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of Shares, any change in the capital structure of the Company or any similar corporate transaction, the Committee shall make such adjustments as it deems appropriate, in its sole discretion, to preserve the benefits or intended benefits of the Plan and the Shares available and/or purchased under the Plan.

(b)Upon dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, the Company or its designee shall pay each Participant the amount of the Participant’s accumulated payroll deductions that have not been used to purchase Shares.

Section 11.Rights of a Stockholder.

No Participant shall have the rights or privileges of a stockholder of the Company with respect to Shares purchasable under the Plan unless and until the Participant becomes the holder of record of the Shares.

Section 12.	Amendment of the Plan.

The Board or the Compensation Committee may at any time, and from time to time, amend the Plan in any respect, except that, without the approval of the stockholders of the Company, no amendment may be made that changes the number of Shares reserved for issuance under the Plan (other than as provided in Section 11) or that changes the classification of employees eligible to participate in the Plan.

Section 13.	Termination of the Plan.

The Board may terminate the Plan at any time in its discretion. Upon termination of the Plan, the current Purchase Period shall terminate immediately without additional purchases of Shares, the Company shall terminate payroll deductions, and the Company shall refund to the Participants any accumulated payroll deductions that have not been used to purchase Shares.

Section 14.	Postponement.

The Committee may postpone the purchase of Shares for such time as the Committee in its sole discretion may deem necessary in order to permit the Company: (a) to effect, amend or maintain any necessary registration of the Plan or the Shares purchased under the Plan under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction; or (b) to permit any action to be taken in order to (i) list such Shares on a stock exchange if Shares are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its Shares, including any rules or regulations of any stock exchange on which the Shares are listed.

Section 15.	Choice of Law.

All questions concerning the construction, validity and interpretation of the Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 16.	Term of the Plan. The Plan shall continue in effect until 10 years from the date the Board approved the Plan, or January 23, 2028.

First Mid-Illinois Bancshares, Inc.

C123456789

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 25, 2018.

Vote by Internet

- Go to **www.envisionreports.com/FMBH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Holly A. Bailey	☐	☐
02 - Joseph R. Dively	☐	☐

Proposal	For	Against	Abstain
2. Approval of a proposed amendment to our charter to increase the number of authorized shares of common stock to 30 million shares, an increase of 12 million shares.	☐	☐	☐
3. To approve the adoption of the First Mid-Illinois Bancshares, Inc. Employee Stock Purchase Plan.	☐	☐	☐

4. In their discretion, on such other matters that may properly come before the meeting and any adjournments thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

First Mid-Illinois Bancshares, Inc.

Proxy — FIRST MID-ILLINOIS BANCSHARES, INC.

PROXY is Solicited By the Board of Directors
For the Annual Meeting of Stockholders – April 25, 2018

The undersigned hereby appoints Michael L. Taylor and Matthew K. Smith, or either of them acting in the absence of the others, with full power of substitution, as attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present and voting at the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc., to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on April 25, 2018, at 4:00 p.m., local time, or any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement as designated on the reverse and, in their discretion, upon such other business as may come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREON.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE YOUR SHARES BY COMPLETING, SIGNING, DATING AND RETURNING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed and dated on the reverse side.)